Exhibit 99.1

CyberOptics Reports Significantly Improved First Quarter Operating Results

LDI Acquisition Completed and 3D Technology Initiative Proceeding on Schedule

Minneapolis, MN—May 2, 2014—CyberOptics Corporation (Nasdaq: CYBE) today reported operating results for the first quarter of 2014 ended March 31.

•	Revenues increased 46% to $9.8 million from $6.7 million in the year-earlier quarter. Completed in mid-March, the acquisition of Laser Design, Inc. (LDI), a Minneapolis-based 3D metrology company with annual revenues of approximately $6.0 million, contributed approximately $500,000 to CyberOptics’ consolidated first quarter revenues.

•	The operating loss of $722,000 was down from $2.0 million in the first quarter of 2013.

•	CyberOptics reported a net loss of $809,000 or $.12 per share, compared to the net loss of $2.1 million or $.31 per share in last year’s first quarter.

•	Cash and marketable securities totaled $21.3 million at March 31, 2014, compared to $23.2 million at the end of 2013. Cash totaling $2.7 million was used in the first quarter to complete the LDI acquisition.

Dr. Subodh Kulkarni, president and chief executive officer, commented: “The first quarter of 2014 marked our second consecutive three-month period of significantly improved operating results, reinforcing our belief that CyberOptics’ growth initiatives and new products are steadily gaining traction. As a result, we remain optimistic about our future and are continuing to forecast double-digit sales growth for the full year.”

He continued: “Sales of SMT sensors increased 62% from last year’s first quarter, driven by demand for next-generation LaserAlign sensors from our largest OEM customer, who also has made our Embedded Process Verification sensors standard on some of its pick-and-place platforms. Sales of inspection systems rose 48% year-over-year due to increased sales of new SE600 solder paste inspection (SPI) and QX600 automated optical inspection (AOI) systems. Introduced in 2013, our new AOI and SPI systems are gaining share in their respective inspection markets. We also are encouraged by increased sales of pre-reflow AOI systems, reflecting the value customers are finding by inspecting circuit boards for defects before entering the reflow oven. Sales of semiconductor products, principally our WaferSense product line, were consistent with last year’s first quarter. We expect to book the initial orders for our new ReticleSense™ Airborne Particle Sensor (APSR), which wirelessly monitors airborne particles in semiconductor process equipment where reticles are implemented without opening the tool, in this year’s second quarter.”

Kulkarni said: “Development is progressing on schedule of our Multi-Reflection Suppression (MRS) 3D technology, which constitutes a key part of our objective to strategically position CyberOptics as a global leader in high-precision 3D sensors. This sensor technology will be deployed in our next-generation AOI system, which is aimed at expanding CyberOptics’ presence in the smart phone and tablet markets as well as other high-precision applications. We expect to launch this 3D AOI system in the fourth quarter of 2014.”

He added: “The LDI acquisition represents another aspect of our 3D strategy. LDI provides scanning systems and services to the estimated $825 million global 3D scanner and services metrology market. In addition to providing CyberOptics with an initial presence in the general metrology market, LDI will extend our reach into a diverse range of new industrial markets, where LDI serves a number of Fortune 500 companies. Our MRS 3D technology will be incorporated into future LDI products to strengthen their performance and competitiveness.”

Kulkarni stated: “As part of CyberOptics’ overall growth plans, we also are developing promising new products for inspecting memory modules and conformal coating on circuit boards. Both products are scheduled for introduction during the second half of 2014.”

Kulkarni concluded: “Reflecting demand for new products across all categories, we are forecasting improved year-over-year sales, excluding the positive impact of LDI, for the second quarter ending June 30. We also are continuing to forecast organic double-digit sales growth and a lower loss for 2014.”

About CyberOptics

Founded in 1984, CyberOptics Corporation is a leading provider of sensors and inspection systems that provide process yield and through-put improvement solutions for the global electronic assembly and semiconductor capital equipment markets. Our products are deployed on production lines that manufacture surface mount technology circuit boards and semiconductor process equipment. Through internal development and acquisitions, CyberOptics is strategically repositioning itself to become a global leader in high-precision 3D sensors. Headquartered in Minneapolis, Minnesota, CyberOptics conducts worldwide operations through facilities in North America, Asia and Europe.

Statements regarding the Company’s anticipated performance are forward-looking and therefore involve risks and uncertainties, including but not limited to: market conditions in the global SMT and semiconductor capital equipment industries; increasing price competition and price pressure on our product sales, particularly our SMT systems; the level of orders from our OEM customers; the availability of parts required for meeting customer orders; unanticipated product development challenges; the effect of world events on our sales, the majority of which are from foreign customers; product introductions and pricing by our competitors; the level of revenue and loss we record in 2014; the success of our 3D technology initiatives; expectations regarding LDI and its impact on our operations; integration risks associated with LDI and other factors set forth in the Company’s filings with the Securities and Exchange Commission.

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For additional information, contact:

Jeffrey A. Bertelsen, Chief Financial Officer

763/542-5000

Richard G. Cinquina

Equity Market Partners

904/415-1415

First Quarter Conference Call and Replay

CyberOptics will review its first quarter operating results in a conference call at 9:00 AM Eastern today. Investors can access this call toll free at 1-866-225-8754 or 1-480-629-9818 prior to the start of the call and providing the conference ID: 4678729. Investors also can listen to a live webcast through the investor relations section of the CyberOptics website, www.cyberoptics.com. The webcast will be archived for 30 days. A replay of the first quarter conference call will be available one hour after the call at 303-590-3030 with the same access code.

CyberOptics Corporation

Consolidated Statements of Operations (Unaudited)

(In thousands, except per share amounts)	Three Months Ended March 31,
	2014	2013
Revenue	$9,835	$6,713
Cost of revenue	5,267	3,774
Gross margin	4,568	2,939
Research and development expenses	2,007	1,836
Selling, general and administrative expenses	3,279	3,127
Amortization of intangibles	4	—
Loss from operations	(722)	(2,024)
Interest income and other	(46)	(104)
Loss before income taxes	(768)	(2,128)
Provision for income taxes	41	18
Net loss	$(809)	$(2,146)
Net loss per share - Basic	$(0.12)	$(0.31)
Net loss per share - Diluted	$(0.12)	$(0.31)
Weighted average shares outstanding - Basic	6,507	6,961
Weighted average shares outstanding - Diluted	6,507	6,961

Condensed Consolidated Balance Sheets

	March 31, 2014 (Unaudited)	Dec. 31, 2013
Assets
Cash and cash equivalents	$3,833	$3,101
Marketable securities	7,541	9,402
Accounts receivable, net	6,401	6,562
Inventories	12,037	11,331
Other current assets	1,274	1,104
Deferred tax assets	77	77
Total current assets	31,163	31,577

Marketable securities	9,912	10,742
Intangible assets, net	2,046	705
Fixed assets, net	2,672	1,272
Other assets	195	194
Deferred tax assets	85	85
Total assets	$46,073	$44,575

Liabilities and Stockholders’ Equity
Accounts payable	$4,470	$2,630
Accrued expenses	3,049	2,793
Total current liabilities	7,519	5,423

Other liabilities	596	673
Total liabilities	8,115	6,096

Total stockholders’ equity	37,958	38,479
Total liabilities and stockholders’ equity	$46,073	$44,575

Backlog Schedule:
2nd Quarter 2014		$6,045
3rd Quarter 2014 and beyond		1,267
Total backlog		$7,312